                                                                    EXHIBIT K(1)

                           ADMINISTRATION AGREEMENT

     This ADMINISTRATION AGREEMENT dated as of this    day of September, 1997,
by and between The Bank of New York, a New York banking corporation (the "Administrator"), and Snyder STRYPES Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust"), a business trust organized pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del.C. (Sections 3801 et seq.)), under and by virtue of an Amended and Restated Trust Agreement, dated as of September , 1997 (the "Trust Agreement").


                              W I T N E S S E T H

     WHEREAS, the Trust is a non-diversified, closed-end management investment company, as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"), formed to purchase and hold certain zero-coupon U.S. Government securities (the "U.S. Treasury Securities"), to enter into and hold a forward purchase contract (the "Contract") with The Bank of New York, as agent and custodian for and on behalf of the Trust, and D.M.S. Endowment, LLC, Sutton Partners, LLC, A.O. Roberts, LLC and USN College Marketing, L.P. (the "Contracting Stockholders"), each being a stockholder of Snyder Communications, Inc., and to issue Structured Yield Product Exchangeable for Stock(SM) (the "STRYPES") in accordance with the terms and conditions of the Trust Agreement;

     WHEREAS, the Trust desires to engage the services of the Administrator to assume certain duties and responsibilities of the Trustees under the Trust Agreement and the Investment Company Act and to undertake certain services on behalf of and subject to the supervision of the Trust as provided herein; and

     WHEREAS, the Administrator is qualified and willing to assume such duties and responsibilities and to undertake to render such services, subject to the supervision of the Trust, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

_____________________

 (SM) Service mark of Merrill Lynch & Co., Inc.

                                  ARTICLE I.

                                  DEFINITIONS

     1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Trust Agreement.


                                  ARTICLE II.

                          ENGAGEMENT OF ADMINISTRATOR

     2.1 ENGAGEMENT. The Trust hereby engages the Administrator, and the Administrator hereby agrees to be so engaged, to provide or cause the provision of the services hereinafter enumerated.

     2.2 SERVICES OF ADMINISTRATOR. Subject to the supervision of the Trust, the Administrator shall on behalf of the Trust take the actions set forth in Sections 2.6, 2.7 and 2.8 of the Trust Agreement, to the extent such responsibilities can lawfully be delegated to the Administrator; provided, however, that the Administrator shall not (i) render investment advisory services to the Trust as defined in the Investment Company Act or the Investment Advisers Act of 1940, as amended; (ii) have the power of the Trustees to sell the U.S. Treasury Securities except as provided in Section 2.8 of the Trust Agreement; or (iii) have the power to select the independent public accountants for the Trust. Additionally, the Administrator shall be responsible for rendering the following services to the Trust:

          (a)  pay, or cause the Paying Agent to pay, out of moneys paid to the
Administrator pursuant to the Fund Expense Agreement, dated as of September   ,
1997, among the Contracting Stockholders, Merrill Lynch & Co., Inc. ("Merrill Lynch") and the Administrator (the "Fund Expense Agreement"), but in no event out of the Trust Estate, the fees and expenses of the Trust incurred in connection with the offering of the STRYPES as specified in Schedule I hereto;

          (b) pay, or cause the Paying Agent to pay, out of moneys paid to the Administrator pursuant to the Fund Expense Agreement, but in no event out of the Trust Estate, the fees and expenses of the Trust incurred in connection with the organization of the Trust as specified in Schedule II hereto;

          (c) instruct the Paying Agent on behalf of the Trust to take the actions set forth in Sections 2.6, 2.7 and 2.8 of the Trust Agreement and to otherwise perform the duties of the Paying Agent referred to in the Trust Agreement;

          (d) with the approval of the Trustees, engage legal and other professional advisors, other than the Trust's independent accountants as provided in clause 2.2 (iii) above, to perform services on behalf of the Trust;

          (e) pay all demands, bills and invoices for expenses incurred by or on behalf of the Trust, or cause the Paying Agent to pay the same, out of moneys paid to the Administrator pursuant to the Fund Expense Agreement, but in no event out of the Trust Estate and give notice to Merrill Lynch and the Contracting Stockholders pursuant to the Fund Indemnity Agreement dated as of
September     , 1997 (the "Fund Indemnity Agreement"), among the Trust, the
Contracting Stockholders, and Merrill Lynch of any claim for Indemnification Expenses (as defined in the Fund Indemnity Agreement) or any threatened claim for Indemnification Expenses;

          (f)  (i)    cause the legal and other professional advisors engaged
pursuant to Section 2.2(d) to prepare and mail, file or publish, or, as appropriate, direct the Paying Agent to prepare and mail, file or publish, any notices, proxies, reports, statements and other communications required to be mailed or published pursuant to the Trust Agreement and the Investment Company Act,

               (ii) keep (or cause to be kept) all the books and records of the Trust (other than those to be kept by the Paying Agent), and

               (iii) cause the legal and other professional advisors engaged pursuant to Section 2.2(d) to prepare and, as necessary, file any and all reports, returns and other documents as required under the Investment Company Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Internal Revenue Code of 1986, as amended, or, as reasonably requested by the Trustees, under any other applicable laws, rules or regulations or otherwise; provided, however, that responsibility for the adequacy and accuracy of any such reports, returns and other documents shall be that of the Trustees and provided, further, that the Administrator shall have no liability for the adequacy or accuracy of such reports, returns and other documents;

          (g) at the request of the Trust and upon being furnished with such reasonable security and indemnity against any related expense or liability as the Administrator may require, institute and prosecute, in accordance with the instructions of the Trust, legal or other appropriate proceedings to enforce any and all rights and remedies of the Trust;

          (h) review on behalf of the Trust all notices, reports, certificates and other documents regarding the Contract and the U.S. Treasury Securities;

          (i) make or cause to be made all necessary arrangements with respect to meetings of Trustees and meetings of Holders, including, without limitation, the preparation of notices, proxies and minutes, subject to the approval of the Trust;

          (j) in conjunction with the Trust, determine and publish (or cause to be determined and published), in such manner as the Trust shall direct in writing, the Trust's net asset value in accordance with Section 8.2(c) of the Trust Agreement and the Trust's policy as set forth in the Prospectus;

          (k) on or prior to the tenth Business Day preceding the Exchange Date, notify the Depositary and publish (or cause to be published) a notice in The Wall Street Journal or another daily newspaper of national circulation stating whether shares of Snyder Common Stock or cash will be delivered in exchange for the STRYPES on the Exchange Date;

          (l) not less than nine calendar days (14 calendar days if the Tax Event Cash Settlement Option is exercised) nor more than 30 calendar days prior to the related Tax Event Acceleration Date, provide written notice of the Contracting Stockholders' election to accelerate the Contract upon the occurrence of a Tax Event to Holders of record of the STRYPES and, at or prior to the mailing of such notice, publish (or cause to be published) a public announcement to such effect in The Wall Street Journal or another daily newspaper of national circulation; and

          (m) within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate Formula (or if the Administrator is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the adjusted Exchange Rate Formula and the method by which the adjustment to the Exchange Rate Formula was determined.

     2.3 CERTAIN RIGHTS OF THE ADMINISTRATOR. In connection with the performance of its duties under this Agreement, the Administrator shall not be liable to the Trust, the Trustees or any Holder (i) for any action taken or for refraining from taking any action hereunder except in the case of its willful misfeasance, bad faith, gross negligence or the reckless disregard of its duties hereunder, (ii) with respect to any action taken or omitted to be taken by it in good faith in accordance with the directions of the Trust or of any Trustee or
(iii) in connection with the performance of its duties under Section 2.2(j) hereof, for good faith reliance upon information furnished by third parties selected by the Administrator with due care. The Administrator shall under no circumstances be liable for any punitive, exemplary, indirect or consequential damages. The Administrator may consult with counsel and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Administrator may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys appointed with due care by it but shall be liable for the acts and omissions of such persons to the same extent as if the functions had been performed by the Administrator itself (except to the extent that the Trustees shall have directed the Administrator to retain such persons in which event the Administrator shall not be liable for such persons' acts or omissions).

Without limiting the generality of the preceding sentence, the Administrator (i) may select and employ independent accountants acceptable to the Trustees (other than the independent public accountants referred to in clause (iii) of the first sentence of Section 2.2 of this Agreement and Section 2.5(d) of the Trust Agreement) to keep the financial books and records of the Trust, to prepare the financial statements of the Trust and to prepare Trust tax returns, and (ii) may select and engage attorneys acceptable to the Trustees to prepare annual, semi-annual and periodical reports, notices of meetings and proxy statements, annual reports to holders of STRYPES and other documents required under the Investment Company Act or the Exchange Act. The Administrator shall not be liable and shall be fully protected in acting upon any writing or document reasonably believed by it to be genuine and to have been given, signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from a Trustee.

     2.4 POWER OF ATTORNEY. The Trust hereby appoints the Administrator, acting through any duly appointed officer, its attorney-in-fact and agent for the purpose of performing the duties prescribed in Sections 2.2(f)(iii) and 2.2(i).

     2.5 DELIVERY OF CERTAIN DOCUMENTS. The Trust will deliver to the Administrator, promptly following the execution hereof: (a) a complete conformed copy of the registration statement of the Trust under the Securities Act and the Investment Company Act, including all amendments, exhibits and schedules thereto; and (b) the EDGAR access codes (Central Index Key, CIK Confirmation Code, Password and Password Modification Access Code) employed to file such registration statement.


                                 ARTICLE III.

                         COMPENSATION OF ADMINISTRATOR

     3.1 COMPENSATION. For services to be rendered by the Administrator pursuant to this Agreement, as custodian under the Custodian Agreement, dated as
of September   , 1997, between the Administrator, as custodian, and the Trust, and as collateral agent under the Security and Pledge Agreement, dated as of
September   , 1997, among the Administrator, as collateral agent, the
Contracting Stockholders and the Trust, as paying agent, transfer agent and registrar (the "Paying Agent") under the Paying Agent Agreement, dated as of
September   , 1997, between the Paying Agent and the Trust, and for the payment of Trust expenses pursuant to Section 2.2(a), (b) and (e) hereof, the Administrator shall receive only such fees and expenses as shall be paid to it pursuant to the terms of the Fund Expense Agreement and shall have no recourse to the Trust Estate for the payment of any such amounts.

     3.2 ADDITIONAL SERVICES. If and to the extent that the Trust shall request the Administrator to render services for the Trust, other than those to be rendered by the

Administrator hereunder, and if the Administrator agrees to render such services, such additional services shall be compensated separately on terms to be agreed upon between the Administrator and the Trust from time to time.


                                  ARTICLE IV.

                                  TERMINATION

     4.1  TERMINATION.

          (a) This Agreement shall terminate immediately upon written notice of termination from the Trust to the Administrator if any of the following events shall occur:

          (i) If the Administrator shall violate any provision of this Agreement, the Trust Agreement, or the Investment Company Act, and after notice of such violation, shall not cure such violation within 30 days; or

          (ii) If the Administrator shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Administrator, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Administrator for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

          (iii) If the Administrator shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of the Administrator or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

          (iv) Upon the voluntary or involuntary dissolution of the Administrator, or unless the Trust shall have given its prior written consent thereto, the merger or consolidation of the Administrator with any other entity.

     If any of the events specified in clauses (ii), (iii) or (iv) of this
Section 4.1(a) shall occur, the Administrator shall give immediate written notice thereof to the Trust.

     (b) Notwithstanding anything to the contrary contained herein, this Agreement shall terminate immediately (i) upon termination of the Trust Agreement, (ii) upon termination of the Paying Agent Agreement, (iii) upon termination of the Security and Pledge Agreement, (iv) upon termination of the Custodian Agreement or (v) upon the resignation or removal of the Custodian.

     (c) The Trust may remove the Administrator, or the Administrator may resign, and thereby terminate this Agreement without penalty upon 60 days prior written notice to the other party hereto; provided that neither party hereto may terminate this Agreement pursuant to this Section 4.1(c) unless a successor Administrator shall have been appointed and shall have accepted the duties of the Administrator. If, within 30 days after notice by the Administrator to the Trust of termination of this Agreement, no successor Administrator shall have been selected and accepted the duties of the Administrator, the Administrator may apply to a court of competent jurisdiction for the appointment of a successor Administrator.

     4.2 EFFECT OF TERMINATION. The Administrator shall forthwith upon termination of this Agreement deliver to the Trust any records or other property of the Trust then in the possession or custody of the Administrator. Any obligation to indemnify the Administrator pursuant to Section 6.6 shall survive the termination of this Agreement.


                                  ARTICLE V.

                              RECORDS AND REPORTS

     5.1 BOOKS AND RECORDS; INSPECTION AND COPYING. The Administrator shall keep, or cause to be kept, appropriate, and reasonably detailed and accurate, books and records of all its activities pursuant to this Agreement. The Trust shall have the right to inspect such books and records during the Administrator's normal business hours upon reasonable request, and to make copies of the same at the expense of the Trust.

     5.2 ACCESS TO INFORMATION. The Administrator shall make available to the Trust all information it receives and compiles with respect to the Contract and the U.S. Treasury Securities, the moneys available to the Trust, the financial condition of the Trust and all other relevant matters concerning the Trust.


                                  ARTICLE VI.

                                 MISCELLANEOUS

     6.1 BINDING EFFECT; SUCCESSORS AND ASSIGNS. Any corporation into which the Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrator shall be a party, shall be the successor Administrator hereunder and under the Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, provided that such corporation meets the requirements set forth in the Trust Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     6.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the matters contained herein and supersedes all prior agreements or understandings, whether oral or written. This Agreement shall not be amended, changed, modified, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

     6.3 NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be directed as follows (or to such other address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 6.3):

The Trust:               Snyder STRYPES Trust
                         c/o Puglisi & Associates
                         850 Library Avenue, Suite 204
                         Newark, Delaware 19715
                         Telephone: (302) 738-6680
                         Telecopier:  (302) 738-7210

The Administrator:       The Bank of New York
                         101 Barclay Street
                         New York, New York  10286
                         Attn: Betty Cocozza
                         Telephone:  (212) 815-5366
                         Telecopier: (212) 815-7157

     Except as otherwise specifically provided herein, all notices, reports and other communications provided for hereunder shall be in writing and, unless some other method of giving such notice, report or other communication is accepted by the party to whom it is to be given or is required by the Trust Agreement or the Investment Company Act, shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified or registered mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

     6.4 APPLICABLE LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

     6.5 NON-ASSIGNABILITY. This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by either party without the prior written consent of the other party.

     6.6 INDEMNIFICATION. The Trust shall indemnify and hold the Administrator harmless from and against any loss, damages, cost, liability or claim incurred by reason of any inaccuracy in information furnished to the Administrator by the Trustees, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, and any reasonable expense (including the reasonable costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys' fees and disbursements) incurred in connection with any such loss, damages, cost, liability or claim, provided that the Administrator shall not be indemnified and held harmless from and against any such loss, damages, cost, liability, claim or reasonable expense incurred by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Notwithstanding the foregoing, it is understood that (i) the Trust shall not, in respect of the legal expenses of the Administrator in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) and (ii) the Trust shall not be liable for any settlement of any proceeding effected without the written consent of the Trust, but if settled with such consent or if there be a final judgment for the third party claimant, the Trust agrees to indemnify the Administrator from and against any loss or liability by reason of such settlement or judgment.

     6.7 PROVISIONS OF LAW TO CONTROL. This Agreement shall be subject to the applicable provisions of the Investment Company Act and the rules and regulations of the Commission thereunder. To the extent that any provisions herein contained conflict with any applicable provisions of the Investment Company Act or such rules and regulations, the latter shall control.

     6.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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

     IN WITNESS WHEREOF the parties have hereunto executed this Administration Agreement as of the day and year first above written.

                              SNYDER STRYPES TRUST



                              By:____________________________
                                 Donald J. Puglisi,
                                 as Managing Trustee


                              THE BANK OF NEW YORK



                              By:_________________________
                              Name:
                              Title:

                                  SCHEDULE I

Item                                                     Amount
----                                                     ------
NYSE Listing Fees                                       $
Printing (other than STRYPES Certificates)
Legal Fees
Blue Sky Fees
Miscellaneous                                            --------

Total

                                    Sch-I-1

                                  SCHEDULE II

Item                                                         Amount
----                                                         ------
STRYPES Certificates                                        $
Fees and Expenses of Special Delaware
 Counsel to the Trust                                        ------

Total

                                   Sch-II-1